For: Alamo Group Inc.

	Contact:	Robert H. George
Vice President
830-372-9621
For Immediate Release

FD
Eric Boyriven/Alexandra Tramont
212-850-5600

DONALD J. DOUGLASS ANNOUNCES HIS INTENTION TO RETIRE FROM THE

 ALAMO GROUP INC. BOARD OF DIRECTORS

SEGUIN, Texas, March 10, 2011 -- Alamo Group Inc. (NYSE: ALG) announced today that its Founder and Chairman of the Board, Donald J. Douglass will not stand for re-election and will retire from the Board after the Annual Meeting of Shareholders on May 5, 2011.

Mr. Douglass founded Alamo Group in 1969 with the acquisition of Engler Manufacturing Company in Houston, Texas.  Sales in that year were approximately $1.8 million. He served as Chairman and CEO of the Company from its founding until his retirement in 1999 from day to day operations, though he has remained as Chairman of the Board of Directors.

Early on he set many goals for the Company which, under his leadership, have been met or exceeded.  Among these was his desire to build the leading industrial mowing company and today Alamo Group is the leader in both the agricultural and governmental mowing sectors. He also wanted to see the Company become a truly worldwide operation, which became a reality in 1991 when Alamo made its first acquisition outside the U.S. by purchasing McConnel Ltd in England.  This expansion has continued and international operations now account for over one third of Alamo’s sales today.  Mr. Douglass also wanted to see Alamo become a public company, which it did in 1993, and it has been listed on the New York Stock Exchange since 1995.

Alamo Group has continued to grow under his leadership and today is a leader in the manufacturing and distribution of a wide range of high quality equipment for right-of-way maintenance and agriculture equipment with sales in excess of $500 million and over 2,300 employees.  The Company operates eighteen plants in North America, Europe and Australia.

The Company would like to take this opportunity to thank Mr. Douglass for his 42 years of extraordinary vision and leadership and wishes him the best in his retirement.  As recognition of his many accomplishments, the Board of Directors would also like to formally recognize him after his retirement as “Founder and Chairman Emeritus.”

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DONALD J. DOUGLASS ANNOUNCES HIS INTENTION TO RETIRE FROM THE

ALAMO GROUP INC. BOARD OF DIRECTORS

A search is under way to elect a new director to fill the vacancy that will be created by Mr. Douglass’ departure.  It is the intent of the Board to elect an independent Chairman when Mr. Douglass retires.

This release contains forward-looking statements that are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995.  Forward-looking statements involve known and unknown risks and uncertainties, which may cause the Company’s actual results in future periods to differ materially from forecasted results. Among those factors which could cause actual results to differ materially are the following: market demand, competition, weather, seasonality, currency-related issues, and other risk factors listed from time to time in the Company’s SEC reports.  The Company does not undertake any obligation to update the information contained herein, which speaks only as of this date.

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